Exhibit 10.2
[Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

GUARANTY

1.    Guaranty by REMC Assets, LP. FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, REMC Assets, LP, a North Dakota limited partnership (“Guarantor”), does hereby unconditionally and absolutely guarantee, as a primary obligor and not merely as a surety, to The Falkirk Mining Company, an Ohio corporation (“Falkirk”), and each of its successors and assigns (Falkirk and its successors and assigns collectively referred to as “Principals”), the full and prompt payment and performance by Rainbow Energy Center, LLC, a North Dakota limited liability company (“Rainbow”), of each and every covenant, agreement and obligation of Rainbow that is incurred or to be performed by Rainbow in accordance with that certain Coal Sales Agreement dated as of June 17, 2021 (as amended, restated or otherwise modified, from time to time, the “Coal Sales Agreement”), by and between Falkirk and Rainbow and any other Transaction Document (as defined in the Coal Sales Agreement) (collectively, the “Obligations”). Capitalized terms that are used but not defined in this Guaranty shall have the meanings ascribed to them in the Coal Sales Agreement. This is a present and continuing guaranty of payment and performance of all of the Obligations and not of collection; provided, that the aggregate maximum amount that Guarantor shall be required to pay under this Guaranty is [****] ($[****]).

2.    Amendment of the Mining Agreement. Guarantor acknowledges and agrees that any Transaction Document may be amended and modified from time to time in accordance with their terms and that the performance of Rainbow thereunder may be modified or waived from time to time and that no such amendment, modification or waiver shall serve to limit, reduce or waive Guarantor’s obligations hereunder as a primary obligor under any Transaction Document as so amended or modified.

3.    Certain Waivers. Guarantor waives presentment, demand, notice of dishonor, protest, notice of protest, nonpayment or default to Rainbow or Guarantor, and all other notices to which Guarantor may otherwise be entitled, other than notices to which Rainbow is entitled pursuant to the Coal Sales Agreement. Guarantor hereby waives all surety defenses.

4.    Direct Guaranty; Partial Performance. Subject to the terms and conditions of the Transaction Documents, the liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Rainbow or any other person or entity. Guarantor irrevocably waives any and all rights to require that an action be brought against Rainbow or any other person or entity prior to action against Guarantor hereunder. If, and to the extent permitted under the Transaction Documents, the Obligations are partially performed through the election of Principals to pursue any of the remedies mentioned herein or if any Obligation is otherwise partially performed, Guarantor shall remain unconditionally and absolutely liable for the entire cost of Principals’ partial performance of the Obligations and the entire unperformed amount of any such Obligations.

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5.    Net Tangible Asset Value. As used herein, “Net Tangible Asset Value” means in accordance with GAAP, (i) all the assets of Guarantor, including but not limited to, cash, trade accounts receivable, inventories, prepaid expenses, deposits, plant property and equipment (“PP&E”), net of accumulated depreciation, and investments but excluding net PP&E related to asset retirement obligation (“ARO”) asset, capitalized lease or Right of Use assets, intangible assets, accounts receivables from affiliates of Guarantor, derivative assets, deferred tax assets, any account receivable or notes owed to Guarantor by Falkirk and any assets pledged as collateral to support third party obligations, (ii) less all liabilities of the Guarantor, including but not limited to trade accounts payable, accrued expenses, debt, but excluding accounts payable owed to affiliates of Guarantor, pension obligations, ARO liability, derivative liabilities, deferred tax liabilities and any obligations owed to Principal or Guarantor by Falkirk. As of the Effective Date, Guarantor has, and during the full term of the Coal Sales Agreement, Guarantor shall maintain at all times Net Tangible Asset Value of at least $[****] (the “Minimum Net Tangible Asset Value”). Within ninety (90) days after the end of each calendar year, Guarantor shall deliver financial statements audited by Deloitte Touche Tohmatsu Limited or another independent audit firm reasonably acceptable to Falkirk demonstrating Guarantor’s Net Tangible Asset Value as of the end of such calendar year (including reasonably detailed calculations). Within forty-five (45) days after the end of each calendar quarter, other than the last calendar quarter, Guarantor shall deliver unaudited financial statements certified, pursuant to a compliance certificate reasonably acceptable to Falkirk, by a financial officer of Guarantor demonstrating Guarantor’s Net Tangible Asset Value as of the end of such calendar quarter (including reasonably detailed calculations). To the extent the Guarantor fails to maintain the Minimum Net Tangible Asset Value for any calendar quarter during the duration of this Guaranty, Guarantor shall deliver to Falkirk an irrevocable standby letter of credit, in favor of Falkirk (the “BNC LOC”), issued by BNC National Bank or a successor bank reasonably acceptable to Falkirk (“BNC”) in an amount equal to the difference between the Minimum Net Tangible Asset Value and the Guarantor’s actual Net Tangible Asset Value as set forth in the most recent financial statement. For example, if the Net Tangible Asset Value of the Guarantor is $100,000,000 as of the last day of the calendar quarter for the most recently delivered financial statement, Guarantor shall promptly, and in any event within ten (10) days of delivery of the most recent financial statement, cause BNC to deliver to Falkirk a BNC LOC for the benefit of Falkirk in the amount of $20,000,000. In the event the difference between the Minimum Net Tangible Asset Value and Guarantor’s Net Tangible Asset Value based on the most recent financial statement changes after delivery of the initial BNC LOC, the BNC LOC amount shall be increased or decreased promptly to reflect the then-current difference. BNC LOCs shall be in the form attached as Exhibit A. The failure to so provide such BNC LOC shall constitute a breach by Guarantor of this Guaranty entitling Falkirk to make demand hereunder and exercise all remedies in connection therewith.

6.    Bankruptcy. The obligations of Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or in any way modified or otherwise affected by any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, dissolution, liquidation or similar proceeding with respect to Rainbow or the properties or the creditors of Rainbow or any action taken by any trustee or receiver or by any

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court in any such proceeding. Guarantor agrees that, if at any time all or any part of the payments theretofore applied by Principals from Rainbow to any Obligation is rescinded or Principals are required to pay any amount thereof to any party due to the insolvency, bankruptcy, liquidation or reorganization of Rainbow or the determination that such payment by Rainbow is held to constitute a preference under the bankruptcy laws, such Obligation and/or Guarantor’s liability hereunder shall, for the purposes of this Guaranty, be deemed to have been continued in existence to the extent of such payment, and this Guaranty shall continue to be effective or reinstated, as the case may be, as though such application by Principals had not been made and Guarantor agrees to pay such amount to Principals upon demand.

7.    Severability. In the event that any one or more provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.    Duration; Setoff; Successors. The duration of this Guaranty shall be from the date hereof until the satisfaction in full of all Obligations. Upon the expiration of the term of this Guaranty, Principals shall return this Guaranty to the Guarantor. Except as provided in the first sentence of this Section 8 and except for any settlement or compromise of the Obligations voluntarily entered into by Principals, or any of them, this is a continuing Guaranty until all Obligations have been extinguished, and Guarantor agrees, subject to the foregoing exceptions, that the obligations, covenants and agreements of Guarantor hereunder shall not be discharged, affected or impaired by any act, event or condition other than full performance and indefeasible payment in full of the Obligations. Guarantor expressly waives any rights to setoff or subrogation. The provisions of this Guaranty shall be binding upon Guarantor and its permitted successors and assigns, and shall inure to the benefit of Principals and their respective successors and assigns. Guarantor may not assign this Guaranty by assignment, merger, consolidation or otherwise to a Person other than a Person who demonstrates to Principal’s satisfaction that it meets the Minimum Net Tangible Asset Value and agrees to the terms hereof without the prior written consent of Principal, which Principal may withhold in its absolute discretion.

9.    Representations and Warranties. Guarantor represents and warrants to Principals as follows:
(a)    Guarantor is a limited partnership duly organized and validly existing under the laws of the State of North Dakota. Guarantor has all power and authority necessary to (i) execute, deliver and perform its obligations under this Guaranty and (ii) consummate the transactions contemplated hereby.

(b)    This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability thereof may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and the possible

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unavailability of certain equitable remedies, including the remedy of specific performance.

(c)    All authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies to permit Guarantor to execute and deliver, and to perform its obligations under, this Guaranty have been obtained or made, as the case may be, and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect. All terms and conditions contained in, or existing in respect of, such authorizations, approvals, consents, registrations, declarations and filings have been, to the extent necessary prior to the date of execution and delivery hereof, duly satisfied and performed.

(d)    Neither the execution or delivery by Guarantor of this Guaranty, nor the consummation by Guarantor of the transactions contemplated hereby, nor the fulfillment by Guarantor of the terms and provisions hereof, (i) will conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, governmental department, board, agency, or instrumentality or any arbitrator, applicable to Guarantor, (ii) will conflict with, violate or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of its certificate of formation or limited partnership agreement or of any loan agreement, indenture, trust deed, security interest or other agreement or instrument to which it is a party or by which it is bound, or (iii) except as provided herein, result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of its property or assets. Guarantor is not in default under any agreement to which it is a party, which default could impair its ability to perform its obligations under this Guaranty.

(e)    There is no action, suit or proceeding pending or, to the best of Guarantor's knowledge, threatened against Guarantor or any of its properties in any court or before or by any governmental department, board, agency, or instrumentality or arbitrator which, if adversely determined, would materially impair its ability to perform its obligations under this Guaranty, and it is not in default under any applicable order, writ, injunction, decree or award of any court, any governmental department, board, agency, or instrumentality or any arbitrator, other than such violations, if any, which individually or in the aggregate, do not impair in any material way (or involve any substantial possibility, so far as it can foresee, of impairing in any material way) its ability to perform its obligations under this Guaranty.

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Concurrently with the delivery of the annual and quarterly financial statements set forth above, Guarantor shall deliver to the Principals a certification executed by a financial officer of Guarantor certifying the continued accuracy of the foregoing representations (c), (d) and (e) as of the date of each such annual audited financial statement.

10.    Notices. All communications in connection with this Guaranty shall be given in writing and shall be mailed by registered or certified first-class mail, postage prepaid, or sent by nationally recognized overnight delivery service, or by facsimile, addressed as follows:

        REMC Assets, LP
919 South 7th Street
Bismarck, North Dakota 58504
        Attention: General Partner
        Phone:    (701) 222-2290

11.    Governing Law. This Guaranty shall be governed by, and construed and interpreted in accordance with the laws of the State of North Dakota without regard to its conflicts of laws principles. The exclusive venue for any action related to this Guaranty will be the state and federal courts with jurisdiction located in North Dakota.

    IN WITNESS WHEREOF, Guarantor has executed this Guaranty dated as of June 17, 2021.

REMC ASSETS, LP, a North Dakota limited partnership, solely in its capacity as a Supplier Guarantor hereunder

By:     REMC GROUP, LLC, a North Dakota limited liability company
Its:    General Partner

By:    /s/ Stacy Tschider
Name:    Stacy Tschider
Title:    President

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EXHIBIT A

FORM OF BNC LOC

DATE:    ______ XX, 20XX

    AMOUNT:    $[shortfall to Minimum Net tangible Asset Value]

    EXPIRATION DATE:    ______ XX, 20XX

BENEFICIARY:    APPLICANT:
The Falkirk Mining Company     REMC Assets, LLC
    Kirkwood Officer Tower
    919 South 7th Street, Suite 405
    Bismarck, ND 58504

Dear Sir/Madam:

IRREVOCABLE STANDBY LETTER OF CREDIT NO. XXXXX

At the request of REMC Assets, LLC (“Applicant”), BNC National Bank (“Issuing Bank”), 322 East Main, Bismarck, ND 58501, hereby establishes in your favor our Irrevocable Standby Letter of Credit for an amount not to exceed XX and no/100 Dollars ($XX.00), and authorizes The Falkirk Mining Company (“Beneficiary”) to draw on us and Bank of North Dakota, 1200 Memorial Highway, Bismarck, ND 58506-5509 for the account of the Applicant for a sum or sums not exceeding the aggregate amount of this credit as indicated above. Your drafts must comply with the terms and conditions of this Letter of Credit and must be accompanied by the following documents:

1.The original, or a certified copy of the original, Letter of Credit.

2.A copy of the unpaid commercial invoices.

3.Beneficiary’s signed statement addressed by Beneficiary to BNC National Bank and to The Bank of North Dakota referring to Irrevocable Standby Letter of Credit No. XXXXX by a purportedly authorized representative stating as follows: “We certify that we have invoiced Rainbow Energy Center, LLC and that Rainbow Energy Center, LLC has failed to pay the invoice(s) when due in accordance with the agreed payment terms, that the invoice(s) is (are) past due at the time of this drawing.”

Additional Conditions:

1.Partial drawings are permitted.

2.Multiple drawings are permitted.

3.Invoice(s) in excess of the Letter of Credit is (are) acceptable. However, payment is not to exceed the amount of this Letter of Credit.

4.All Bank charges are for the account of the Applicant.
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5.The amount of this Letter of Credit may be reduced from time to time only by amounts drawn upon it by the Beneficiary, or by formal notice in writing, given to the Issuing Bank, by the Beneficiary, that the Beneficiary is willing that such a reduction be made.

Drafts drawn under this credit must be marked that they are drawn under this Financial Institution’s Letter of Credit and must show the date and Number of the Letter of Credit.

Each such presentation must be made on a Business Day to our Letter of Credit Operations Office in Bismarck, North Dakota located at 322 E. Main, Bismarck, North Dakota 58502 and to The Bank of North Dakota located at 1200 Memorial Highway, Bismarck, ND 58506-5509 at or before 5:00 p.m., Bismarck time on or before the Expiration Date or, if such date is not a Business Day, then at or before 5:00 p.m., Bismarck time, on or before the first succeeding Business Day. As used herein the term "Business Day" shall mean a day of the year on which BNC National Bank and the Bank of North Dakota are open for business.

By honoring any such demand neither BNC National Bank, nor The Bank of North Dakota, make any representation as to the correctness of the amount demanded

This Letter of Credit will expire at the counters of BNC National Bank, 322 East Main, Bismarck, ND 58501, and the Bank of North Dakota, 1200 Memorial Highway, Bismarck, ND 58506-5509 on the above-mentioned expiration date.

Except so far as otherwise expressly stated, The Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication in effect at the time of issuance of the Letter of Credit and, where not inconsistent therewith, to Article Five of the Uniform Commercial Code of North Dakota (N.D.C.C. ch. 41-05). Unless otherwise expressly stated above, only original documents will be accepted. No reproductions or carbon copies may be substituted for originals.

Regards,

Chad Scott
Senior Vice President
BNC National Bank

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